Exhibit 10.1

SECOND AMENDMENT TO

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT (“Second Amendment”) is made as of this 19th day of December, 2013 by and among Universal Truckload Services, Inc. (the “Borrower”), the Lenders (as defined below) and Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”).

RECITALS

A. The Borrower entered into that certain Revolving Credit and Term Loan Agreement dated as of August 28, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) with Agent and the financial institutions from time to time signatory thereto (each, individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), under which the Lenders extended (or committed to extend) credit to the Borrower, as set forth therein.

B. The Borrower has requested that Agent and the Lenders make certain amendments to the Credit Agreement, and Agent and the Lenders are willing to do so, but only on the terms and conditions set forth in this Second Amendment.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Borrower, Agent and the Lenders agree as follows:

1.	Amendments.

(a) The following terms defined in Section 1.1. of the Credit Agreement are hereby amended and restated as follows:

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, the Equipment Credit Lenders under Section 2.A.1, the Term Loan Lenders under Section 4.1 hereof, the Term Loan B Lenders under Section 4.A.1 hereof, or the Swing Line Lenders under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.A.3, 2.5, 4.4 or 4.A.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurodollar-based Advance, a Base Rate Advance and a Quoted Rate Advance.

“Applicable Interest Rate” shall mean, (i) with respect to each Revolving Credit Advance, Equipment Credit Advance, Term Loan Advance and Term Loan B Advance, the Eurodollar-based Rate or the Base Rate, and (ii) with respect to each Swing Line Advance, the Base Rate or, if made available to the Borrower by the applicable Swing Line Lender at its option, the Quoted Rate, in each case as selected by the Borrower from time to time subject to the terms and conditions of this Agreement.

“Consolidated EBITDA” shall mean, as of any date of determination and for any period of determination, the sum of the Net Income of Borrower and its Subsidiaries, for the applicable period ending on such date of determination, plus, to the extent deducted in computing such Net Income, (i) income taxes paid or payable for that period (including Michigan Business Tax and similar taxes), (ii) interest expense for that period, (iii) depreciation and amortization expense for that period, and (iv) non-cash charges during such period, minus the sum of (i) cash payments made during such period with respect to non-cash charges which have previously been added back in the calculation of Consolidated EBITDA and (ii) to the extent included in the calculation of Net Income, non-cash gains during such period, in each case determined in accordance with GAAP. Provided that: (A) if Borrower or any of its Subsidiaries has acquired any company or business during such period of determination, Consolidated EBITDA shall be calculated assuming that such company or business acquired had been under Borrower’s ownership and control for the entire period of determination; and (B) if Borrower or any of its subsidiaries has disposed of any company or business during such period of determination, Consolidated EBITDA shall be calculated assuming that such company or business had been disposed of for the entire period of determination, in the case of either (A) or (B) such calculation shall be on a basis reasonably satisfactory to the Agent.

“Excess Cash Flow” shall mean, for any Fiscal Year, the sum of (without duplication) (a) Net Income for such Fiscal Year plus (b) to the extent deducted in determining Net Income for such Fiscal Year, depreciation and amortization and non-cash losses for such Fiscal Year, plus (c) if applicable, any net decrease in Consolidated Working Capital for such fiscal year, minus (d) the sum of (i) any net increases in Consolidated Working Capital for such Fiscal Year, (ii) Capital Expenditures made during such Fiscal Year excluding any Capital Expenditures financed with money borrowed (other than with Revolving Credit Advances and Swing Line Advances), (iii) Permitted Acquisitions and other acquisitions approved by the Majority Lenders made during such Fiscal Year excluding the portion of any such acquisition funded with borrowed money (other than with Revolving Credit Advances and Swing Line Advances) or seller financing, (iv) the amount of any optional prepayment of the Term Loan and/or Term Loan B during such Fiscal Year, (v) the amount of all scheduled payments and mandatory prepayments of principal on Funded Debt made during such Fiscal Year (excluding any payment on the Revolving Credit or any other revolving loan facility for which there is no corresponding permanent reduction in the applicable revolving credit facility) made during such Fiscal Year and (vi) any non-cash credits or gains included in Net Income for such Fiscal Year.

“Final Maturity Date” shall mean the last to occur of (i) the Revolving Credit Maturity Date, (ii) the Term Loan Maturity Date, (iii) the Term Loan B Maturity Date, or (iv) the Equipment Credit Maturity Date.

“Interest Period” shall mean (a) with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3, 4.4 or 4.A.4 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Borrower, Agent and the applicable Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date, the Term Loan Maturity Date, the Term Loan B Maturity Date or the Equipment Credit Maturity Date, as applicable.

“Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Equipment Credit Lenders, the Term Loan Lenders, the Term Loan B Lenders, the Swing Line Lenders and any permitted assignee which becomes a Lender pursuant to Section 13.8 hereof.

“Majority Lenders” shall mean at any time, Lenders holding more than 50.0% of the sum of (i) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the

Revolving Credit), plus (ii) the Equipment Credit Aggregate Commitment (or, if the Equipment Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Equipment Credit), plus (iii) the aggregate principal amount then outstanding under the Term Loan, plus (iv) the aggregate principal amount then outstanding under Term Loan B; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”.

“Notes” shall mean the Revolving Credit Notes, the Equipment Credit Notes, the Swing Line Notes, the Term Loan Notes, and the Term Loan B Notes.

“Percentage” shall mean, as applicable, the Revolving Credit Percentage, the Term Loan Percentage, the Term Loan B Percentage, the Equipment Credit Percentage or the Weighted Percentage.

“Revolving Credit Aggregate Commitment” shall mean One Hundred Twenty Million Dollars ($120,000,000), subject to increases pursuant to Section 2.13 hereof by an amount not to exceed the Revolving Credit Optional Increase, subject to reduction or termination under Section 2.11 or 9.2 hereof.

“Weighted Percentage” shall mean with respect to any Lender, its weighted percentage calculated by dividing (i) the sum of (w) its Revolving Credit Commitment Amount, plus (x) its Term Loan Amount, plus (y) its Term Loan B Amount, plus (z) its Equipment Credit Commitment Amount, by (ii) the sum of (w) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit, including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances), plus (x) the aggregate principal amount of Indebtedness outstanding under the Term Loan, plus (y) the aggregate principal amount of Indebtedness outstanding under Term Loan B, plus (z) the Equipment Credit Aggregate

Commitment (or, if the Equipment Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Equipment Credit. Schedule 1.2 reflects each Lender’s Weighted Percentage and may be revised by the Agent from time to time to reflect changes in the Weighted Percentages of the Lenders.

(b) Clause (g) of “Permitted Liens” defined in Section 1.1. of the Credit Agreement is hereby amended and restated as follows:

“(g) Liens securing (i) Permitted Westport Debt as identified on Schedule 8.2, and (ii) Debt permitted by Section 8.1(c), provided that (A) such Liens are created upon fixed or capital assets acquired by the Borrower or the applicable Subsidiary after August 28, 2012 (including without limitation by virtue of a loan or a Capitalized Lease), (B) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (C) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof, and (D) the Lien does not cover any property other than the fixed or capital asset acquired;”

(c) The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Majority Term Loan B Lenders” shall mean at any time with respect to the Term Loan B, Term Loan B Lenders holding more than 50.0% of the aggregate principal amount then outstanding under Term Loan B; provided however that so long as there are fewer than three Term Loan B Lenders, considering any Term Loan B Lender and its Affiliates as a single Term Loan B Lender, “Majority Term Loan B Lenders” shall mean all Term Loan B Lenders. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Loan B Lenders”.

“Permitted Westport Debt” shall mean the Capitalized Leases and other Debt identified on the supplement to Schedule 8.1 dated as of the Second Amendment Effective Date.

“Second Amendment Effective Date” shall mean December 19, 2013.

“Term Loan B” shall mean the term loan to be made to Borrower by the Term Loan B Lenders pursuant to Section 4.A.1 hereof, in the original aggregate principal amount of Seventy Million Dollars ($70,000,000).

“Term Loan B Advance” shall mean a borrowing requested by Borrower and made by the Term Loan B Lenders pursuant to Section 4.A.1(a) hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.A.4 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Term Loan B Amount” shall mean with respect to any Term Loan B Lender, the amount equal to its Term Loan B Percentage of the aggregate principal amount outstanding under Term Loan B.

“Term Loan B Lenders” shall mean the financial institutions from time to time parties hereto as identified on Schedule 1.2 as lenders of Term Loan B (as the same may be amended from time to time).

“Term Loan B Maturity Date” shall mean August 28, 2017.

“Term Loan B Notes” shall mean the term notes described in Section 4.A.2(e) hereof, made by Borrower to each of the Term Loan B Lenders in the form attached hereto as Exhibit K-1, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan B Percentage” shall mean with respect to any Term Loan B Lender, the percentage specified opposite such Term Loan B Lender’s name in the column entitled “Term Loan B Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Term Loan B Rate Request” shall mean a request for the refunding or conversion of any Advance of a Term Loan B submitted by Borrower under Section 4.A.4 of this Agreement in the form attached hereto as Exhibit L-1.

“Westport Acquisition” shall mean the transaction by which Borrower acquires Westport USA Holding, LLC, a Delaware limited liability company (“Westport USA”) and Westport USA’s wholly-owned subsidiary, Westport Axle Corp., a Kentucky corporation (“Westport Axle”) pursuant to the term and conditions of the Westport Purchase Documents.

“Westport Purchase Documents” shall mean the Unit Purchase Agreement, dated November 27, 2013, between Borrower and Hiberis International Corp., SM International Holdings, and SM Brasil Participacoes, S.A. and such other instruments and documents executed and delivered in connection therewith, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(d) Section 2.10(b) of the Credit Agreement is hereby amended and restated as follows:

“(b) Upon the payment in full of the Term Loan, Term Loan B and Equipment Credit Advances, any prepayments required to be made on the Term Loan, Term Loan B and Equipment Credit Advances pursuant to Sections 4.8(a), (b), (c) and (d) of this Agreement shall instead be applied to prepay any amounts outstanding under the Revolving Credit, without resulting in a permanent reduction in the Revolving Credit Agreement Commitment. Subject to Section 10.2 hereof, any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, next to Eurodollar-based Advances under the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate. If any amounts remain thereafter, and at the time of such prepayment Unused Revolving Credit Availability is $0, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Lender as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to Borrower.”

(e)	Section 2.12 of the Credit Agreement is hereby amended and restated as follows:

“2.12 Use of Proceeds of Advances. Advances of the Revolving Credit shall be used to finance working capital and to finance a portion of the Westport Acquisition.”

(f) Section 2.A.11 of the Credit Agreement is hereby amended and restated as follows:

“2.A.11 Use of Proceeds of Advances. Advances of the Equipment Credit shall be available solely for the purchase of Eligible Equipment, for the purposes identified in the Sources and Uses and to finance Permitted Acquisitions and a portion of the Westport Acquisition.”

(g)	Section 4.8 of the Credit Agreement is hereby amended and restated as follows:

“4.8 Mandatory Prepayment of the Term Loan, Term Loan B and Equipment Credit Advances.

(a) Subject to clauses (e) and (f) hereof, the Term Loan and Term Loan B shall be subject to required principal reductions in the amount of Applicable Recapture Percentage of Excess Cash Flow for each Fiscal Year, such prepayments to be payable in respect of each Fiscal Year beginning with the Fiscal Year ending December 31, 2013, and each Fiscal Year thereafter, and to be due on June 30 of the following Fiscal Year.

(b) Subject to clauses (e) and (f) hereof, immediately upon receipt by any Credit Party of any Net Cash Proceeds from any Asset Sales which are not Reinvested by the Credit Parties as described in the following sentence, Borrower shall prepay the Term Loan, Term Loan B and the Equipment Credit Advances by an amount equal to one hundred percent (100%) of such Net Cash Proceeds provided, however that Borrower shall not be obligated to prepay the Term Loan, Term Loan B and the Equipment Credit Advances with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, Borrower provides to Agent a certificate executed by a Responsible Officer of the Borrower (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period or if for any reason Agent does not have a first priority Lien on the replacement assets, Borrower shall promptly pay such proceeds to Agent, to be applied to repay the Term Loan, Term Loan B and the Equipment Credit Advances in accordance with clauses (e) and (f) hereof.

(c) Subject to clauses (e) and (f) hereof, immediately upon receipt by the Borrower or any Subsidiary of Net Cash Proceeds from the issuance of any Equity Interests of such Person or Net Cash Proceeds from the issuance of any Subordinated Debt after the Effective Date, Borrower shall prepay the Term Loan, Term Loan B and the Equipment Credit Advances by an amount equal to one hundred percent (100%) of such Net Cash Proceeds in connection with the issuance of any Subordinated Debt and (y) fifty percent (50%) of the Net Cash Proceeds of any issuance of Equity Interests.

(d) Subject to clauses (e) and (f) hereof, immediately upon receipt by the Borrower or any Subsidiary of any Insurance Proceeds or Condemnation Proceeds, Borrower shall be obligated to prepay the Term Loan, Term Loan B and the Equipment Credit Advances by an amount equal to one hundred percent (100%) of such Insurance Proceeds or Condemnation Proceeds, as the case may be; provided, however, that any Insurance Proceeds or Condemnation Proceeds, as the case may be, may be Reinvested by any of the Credit Parties if the following conditions are satisfied: (i) promptly following the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be, Borrower provides to Agent a Reinvestment Certificate stating (x) that no Default or Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such Insurance Proceeds or Condemnation Proceeds have been received, and (z) a description of the planned Reinvestment of such Insurance Proceeds or Condemnation Proceeds, as the case may be), (ii) the Reinvestment of such proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrower shall promptly pay such proceeds to Agent, to be applied to repay the Term Loan, Term Loan B and the Equipment Credit Advances in accordance with clauses (e) and (f) hereof.

(e) Subject to clause (f) hereof, each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment shall be applied (x) first, to the Term Loan until the Term Loan is paid in full, (y) second, to Term Loan B until Term Loan B is paid in full, and (z) third, to the Equipment Credit Advances. All such prepayments shall be applied to principal installments in the inverse order of their maturities.

(f) To the extent that, on the date any mandatory prepayment of the Term Loan and Term Loan B under this Section 4.8 is due, the Indebtedness under the Term Loan, Term Loan B or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of the Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loan and Term Loan B on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of the Term Loan and Term Loan B, thereby avoiding breakage costs under Section 11.1.

(h)	The following provision is added as Section 4.A:

“4.A. TERM LOAN B.

4.A.1 Term Loan B. Subject to the terms and conditions hereof, each Term Loan B Lender, severally and for itself alone, agrees to lend to Borrower, in a single disbursement in Dollars on the Second Amendment Effective Date an amount equal to such Lender’s Percentage of Term Loan B.

4.A.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) Borrower hereby unconditionally promises to pay to the Agent for the account of each Term Loan B Lender such Lender’s Percentage of the then unpaid aggregate principal amount of Term Loan B outstanding on the Term Loan B Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under Term Loan B shall, from the Second Amendment Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of Term Loan B.

(b) Each Term Loan B Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such Term Loan B Lender resulting from each Advance of Term Loan B made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan B Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Term Loan B Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of Term Loan B made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Term Loan B Lender hereunder in respect of the Advances of Term Loan B and (iii) both the amount of any sum received by the Agent hereunder from Borrower in respect of the Advances of Term Loan B and each Term Loan B Lender’s share thereof.

(d) The entries made in the Register pursuant to paragraph (c) of this Section 4.A.2 shall, absent demonstrable error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Term Loan B Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Advances of Term Loan B (and all other amounts owing with respect thereto) made to Borrower by the Term Loan B Lenders in accordance with the terms of this Agreement.

(e) Borrower agrees that, upon written request to the Agent by any Term Loan B Lender, Borrower will execute and deliver to such Term Loan B Lender, at Borrower’s expense, a Term Loan B Note evidencing the outstanding Advances under Term Loan B owing to such Term Loan B Lender.

4.A.3 Repayment of Principal. (a) Borrower shall repay Term Loan B on the Term Loan B Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full.

(b) Whenever any payment under this Section 4.A.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.

4.A.4 Term Loan B Rate Requests; Refundings and Conversions of Term Loan B. On the Second Amendment Effective Date, the Applicable Interest Rate for all Term Loan B Advances shall be the Base Rate. Thereafter, Borrower may refund all or any portion of any Advance of Term Loan B as a Term Loan B Advance with a like Eurodollar-Interest Period or convert each such Advance of such Term Loan B to an Advance with a different Eurodollar-Interest Period, but only after delivery to Agent of a Term Loan B Rate Request executed in connection with such Term Loan B by an Authorized Signer and subject to the terms hereof and to the following:

(a) each Term Loan B Rate Request shall set forth the information required on the Term Loan B Rate Request form with respect to such Term Loan B, including without limitation:

(i)	whether the Term Loan B Advance is a refunding or conversion of an outstanding Term Loan B Advance;

(ii)	in the case of a refunding or conversion of an outstanding Term Loan B Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iii)	whether such Term Loan B Advance (or any portion thereof) is to be a Base Rate Advance or a Eurodollar-based Advance, and, in the case of a Eurodollar-based Advance, the Eurodollar-Interest Period(s) applicable thereto.

(b) each such Term Loan B Rate Request shall be delivered to Agent (i) by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the refunding or conversion of a Eurodollar-based Advance or (ii) by 1:00 p.m. on the proposed date of the refunding or conversion of a Base Rate Advance;

(c) the principal amount of such Advance of Term Loan B plus the amount of any other Advance of Term Loan B to be then combined therewith having the same Applicable Interest Rate and Eurodollar-Interest Period, if any, shall be (i) in the case of a Base Rate Advance, at least One Million Dollars ($1,000,000), or the remaining principal balance outstanding under the applicable Term Loan B, whichever is less, and (ii) in the case of a Eurodollar-based Advance, at least One Million Dollars ($1,000,000) or the remaining principal balance outstanding under Term Loan B, whichever is less, or in each case a larger integral multiple of One Hundred Thousand Dollars ($100,000);

(d) no Term Loan B Advance shall have a Eurodollar-Interest Period ending after the Term Loan B Maturity Date and, notwithstanding any provision hereof to the contrary, Borrower shall select Eurodollar-Interest Periods (or the Base Rate) for sufficient portions of Term Loan B such that Borrower may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.A.5 below;

(e) at no time shall there be more than three (3) Eurodollar-Interest Periods in effect for Advances of each Term Loan B; and

(f) a Term Loan B Rate Request, once delivered to Agent, shall not be revocable by Borrower.

4.A.5 Base Rate Advance in Absence of Election or Upon Default. In the event Borrower shall fail with respect to any Eurodollar-based Advance of a Term Loan B to timely exercise their option to refund or convert such Advance in accordance with Section 4.A.4 hereof (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Base Rate Advance and the Agent shall thereafter promptly notify Borrower thereof. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 4.A.5 shall be due and payable in full on the date such Advance is converted.

4.A.6 Interest Payments; Default Interest.

(a) Interest on the unpaid principal of all Base Rate Advances of Term Loan B from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on January 1, 2014, and on the first day of each January, April, July and October thereafter. Whenever any payment under this Section 4.A.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b) Interest on the unpaid principal of each Eurodollar-based Advance of Term Loan B having a related Eurodollar-Interest Period of three (3) months or less shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to, but not including, the last day thereof.

(c) Notwithstanding anything to the contrary in Section 4.A.6(a) or (b) hereof, all accrued and unpaid interest on any Term Loan B Advance refunded or converted pursuant to Section 4.A.4 hereof shall be due and payable in full on the date such Term Loan B Advance is refunded or converted.

(d) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Term Loan B Lenders, interest shall be payable on demand on the principal amount of all Advances of Term Loan B from time to time outstanding, as applicable, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurodollar-based Advances, two percent (2%) for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times and for all Base Rate Advances, at a per annum rate equal to the Base Rate plus two percent (2%).

4.A.7 Optional Prepayment of Term Loan B.

(a) Subject to clause (b) hereof, Borrower (at its option), may prepay all or any portion of the outstanding principal of any Term Loan B Advance bearing interest at the Base Rate at any time, and may prepay all or any portion of the outstanding principal of any Term Loan B bearing interest at the Eurodollar-based Rate upon one (1) Business Day’s notice to the Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of a Term Loan B as to which the Applicable Interest Rate is the Base Rate shall be without premium or penalty, and any prepayment of a portion of a Term Loan B as to which the Applicable Interest Rate is the Eurodollar-based Rate shall be without premium or penalty, except to the extent set forth in Section 11.1 below.

(b) Each partial prepayment of Term Loan B shall be applied as follows: first to that portion of Term Loan B outstanding as a Base Rate Advance, second to that portion of Term Loan B outstanding as Eurodollar-based Advances which have Eurodollar-Interest Periods ending on the date of payment, and last to any remaining Advances of Term Loan B being carried at the Eurodollar-based Rate.

(c) All prepayments of Term Loan B shall be made to the Agent for distribution ratably to the Term Loan B Lenders in accordance with their respective Term Loan B Percentages.

4.A.8 Use of Proceeds. Proceeds of Term Loan B shall be used by Borrower to fund the Westport Acquisition.

(i)	Section 7.13(a) of the Credit Agreement is hereby amended to add the following as new clause (iii):

“(iii) if when such Person becomes a Significant Subsidiary, it has a fee interest in real property, then within ninety (90) days thereafter, unless such real property is encumbered by a Permitted Lien the terms of which effectively prohibit granting a Lien to the Agent, the Agent or the Required Lenders are entitled to request a Lien on that real property as additional collateral, and, in such case, within thirty (30) days after such request, such Significant Subsidiary shall execute and deliver a Mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with such informational title reports as may be reasonably required by the Agent;”

(j)	Section 7.15 of the Credit Agreement is hereby amended and restated as follows:

“7.15 Use all Advances of the Revolving Credit as set forth in Section 2.12 hereof and the proceeds of the Term Loan and Term Loan B as set forth in Section 4.9 and Section 4.A.8 hereof, respectively. Borrower shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.”

(k)	Section 8.1(c) of the Credit Agreement is hereby amended and restated as follows:

“(c) (i) any Debt of Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease and Debt incurred or assumed in connection with a Permitted Acquisition, provided that both at the time of and immediately after giving effect to the incurrence thereof (Y) no Default or Event of Default shall have occurred and be continuing, and (Z) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1 hereof) shall not exceed $6,000,000, and any renewals or refinancings of such Debt and (ii) the Permitted Westport Debt and any renewals or refinancings thereof;”

(l) Section 9.1(a) of the Credit Agreement is hereby amended and restated as follows:

“(a) non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line), the Equipment Credit, the Term Loan or Term Loan B or (ii) any Reimbursement Obligation or (iii) any Fees;”

(m)	Section 9.2 of the Credit Agreement is hereby amended and restated as follows:

“9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Equipment Credit Lenders, declare the Equipment Credit Aggregate Commitment terminated; (c) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; (d) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by Agent under preceding clauses (a), (b) or (c), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment and Equipment Credit Aggregate Commitment shall be automatically and immediately terminated; (e) the Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and the Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify Borrower or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances, Equipment Credit Advances, Swing Line Advances, the Term Loan Advances and Term Loan B Advances with respect to which Sections 2.6, 2.A.8, 4.6 and 4.A.6 hereof shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable Base Rate plus two percent (2%); and (g) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.”

(n) Section 10.1(a) of the Credit Agreement is hereby amended and restated as follows:

“(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in Dollars in immediately available funds to Agent at Agent’s office located at 411 W. Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations, for the ratable benefit of the Equipment Credit Lenders in the case of the Equipment Credit, for the ratable benefit of the Term Loan Lenders in the case of payments in respect of the Term Loan, for the ratable benefit of the Term Loan B Lenders in the case of payments in respect of Term Loan B and for the ratable benefit of the Swing Line Lenders in the case of the Swing Line; provided, however, that so long as no Default or Event of Default has occurred and is continuing at the time any such payment is to be made, all payments of principal or interest owing to KeyBank National Association in its capacity as Swing Line Lender (except to the extent such payments are being made pursuant to Section 2.10(a) or (b)) shall be paid directly to KeyBank National Association for application to Swing Line Advances (and related interest) made by KeyBank National

Association to Borrower under the Swing Line. Any payment received by the Agent (or to KeyBank National Association, as the case may be) after 1:00 p.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.”

(o) Section 10.1(b) of the Credit Agreement is hereby amended and restated as follows:

“(b) Unless the Agent shall have been notified in writing by Borrower at least two (2) Business Days prior to the date on which any payment to be made by Borrower is due that Borrower does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that Borrower has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender, Equipment Credit Lender, Term Loan Lender or Term Loan B Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.”

(p)	Section 10.2 of the Credit Agreement is hereby amended and restated as follows:

“10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Revolving Credit Aggregate Commitment and/or the Equipment Credit Aggregate Commitment, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to the Indebtedness under the Revolving Credit (including the Swing Line and any Reimbursement Obligations), the Equipment Credit, the Term Loan and Term Loan B, and obligations owing by any Credit Party under any Hedging Agreements and/or Lender Products, on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.”

(q) Section 10.3 of the Credit Agreement is hereby amended and restated as follows:

“10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, Equipment Credit, the Term Loan, Term Loan B and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.”

(r) Section 13.8(d)(i) of the Credit Agreement is hereby amended and restated as follows:

“(i) each such assignment shall be made on a pro rata basis, and shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit), the Equipment Credit, the Term Loan and Term Loan B; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit), the Equipment Credit, the Term Loan and Term Loan B be less than $5,000,000; and”

(s) Section 13.10(b)(ii)(C) of the Credit Agreement is hereby amended and restated as follows:

“(C) change any of the provisions of this Section 13.10 or the definitions of “Majority Lenders”, “Majority Revolving Credit Lenders”, “Majority Equipment Credit Lenders”, “Majority Term Loan Lenders”, “Majority Term Loan B Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that changes to the definition of “Majority Lenders” may be made with the consent of only the Majority Lenders to include the Lenders holding any additional credit facilities that are added to this Agreement with the approval of the appropriate Lenders, and”

(t) Section 13.12(a) of the Credit Agreement is hereby amended and restated as follows:

“(a) With respect to any Lender (i) whose obligation to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (ii) who has not agreed to a request for extension of the Revolving Credit Maturity Date, Equipment Draw Termination Date or Equipment Credit Maturity Date, as to which all other Lenders have consented, (iii) that has demanded compensation under Sections 3.4(c), 11.5 or 11.6, (iv) that has become a Defaulting Lender or (v) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Lenders have already consented (in each case, an “Affected Lender”), then the Agent or the Borrower may, at Borrower’s sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement, including, without limitation, its Commitments, to an assignee (which may be one or more of the Lenders) (such assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from the Borrower requiring it to do so, for an aggregate price equal to the sum of the portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including without limitation, if demanded by the Affected

Lender, the amount of any compensation that due to the Affected Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrower and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment, the applicable Percentages of the Term Loan of the Affected Lender, and the applicable Percentages of Term Loan B of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.12, the Borrower or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.”

(u) Section 13.12(c) of the Credit Agreement is hereby amended and restated as follows:

“(c) If any Lender is a Non-Compliant Lender, the Borrower may, notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to repay all amounts owing to such a Non-Compliant Lender in connection with the Term Loan and Term Loan B, so long as (i) no Default or Event of Default exists at the time of such repayment and (ii) after giving effect to any reduction in the Revolving Credit Aggregate Commitment, payments on the Revolving Credit under clause (b) above and payments on the Term Loan and Term Loan B under this clause (c), the Borrower shall have availability, on the date of the repayment, to borrow additional Revolving Credit Advances under the Revolving Credit Aggregate Commitment of at least $5,000,000 (after taking into account the sum on such date of the outstanding principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations).”

(v)	Section 13.17 of the Credit Agreement is hereby amended and restated as follows:

“13.17 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Requests for Swing Line Advance, Requests for Equipment Credit Advance, Term Loan Rate Requests, and Term Loan B Rate Requests, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern; provided that the terms of the Mortgages dealing with use of insurance and condemnation proceeds shall control in the event of any conflict with the corresponding provisions of this Agreement.”

(w) Schedules 1.1, 1.2, 5.1(c), and 13.6 to the Credit Agreement are amended in their entirety to be in the form of Schedules 1.1, 1.2, 5.1(c), and 13.6 attached to this Second Amendment.

(x) Schedules 1.3, 1.4, 1.5, 5.2, 6.3(b), 6.16, 6.17A, 6.19, 6.22, 8.1, 8.2, 8.7, and 8.8 attached to this Second Amendment are supplements to Schedules 1.3, 1.4, 1.5, 5.2, 6.3(b), 6.16, 6.17A, 6.19, 6.22, 8.1, 8.2, 8.7, and 8.8 of the Credit Agreement.

(y) Exhibit K-1 and Exhibit L-1 to this Second Amendment are added as new Exhibits K-1 and L-1 to the Credit Agreement.

2. Conditions. This Second Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been fully satisfied by the Borrower:

(a)	Agent shall have received executed facsimile or email counterparts of this Second Amendment duly executed and delivered by Agent, the Lenders and the Borrower, with originals following promptly thereafter;

(b)	Agent shall have received such other agreements and instruments reasonably requested by Agent (including, those items indicated on the Closing Checklist attached hereto as Exhibit A) each duly executed by Borrower, applicable Guarantor or such other party, as applicable;

(c)	Borrower shall have paid to Agent, for the account of the Lenders, an amendment fee as set forth in the Supplemental Fee Letter (as defined below).

(d)	Borrower shall have paid to Agent any fees due under the terms of the Supplemental Agency Fee Letter dated November 12, 2013 (the “Supplemental Fee Letter”), along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders under the Supplemental Fee Letter or hereunder as of the Second Amendment Effective Date (including reasonable fees, disbursements and other charges of counsel to Agent); and

(e)	Agent shall have received satisfactory evidence of (i) all governmental, third party and/or other approvals, permits, registrations and the like, necessary or appropriate in connection with the Westport Acquisition (as defined below), this Second Amendment or any transaction contemplated thereby, (ii) the concurrent consummation of the Westport Acquisition, and (iii) confirmation that the respective amounts of the sources and uses for the Westport Acquisition (as defined below) and the $80,000,000 of additional financing contemplated by the Second Amendment (“2013 Additional Financing”) are substantially consistent with the information previously provided to Agent;

(f)	Agent shall have received such other documents and Borrower shall have completed such other matters as Agent may reasonably deem necessary or appropriate.

3.	Consent to Acquisition. The Agent and Majority Lenders hereby consent to the acquisition by Borrower (or an Affiliate of Borrower) of Westport USA Holding, LLC (that acquisition, the “Westport Acquisition” and that company, the “Target”) subject to the satisfaction by Borrower (and its Subsidiaries and Affiliates, as applicable) on or before the consummation of the Westport Acquisition (the “Closing Date”) of each of the following conditions:

(a)	Agent’s receipt of satisfactory evidence confirming the completion, prior to or concurrently with the Closing Date, of the Westport Acquisition on terms consistent with the materials provided to Agent by the Borrower prior to the date hereof, and otherwise satisfactory to Agent, in its reasonable discretion, together with satisfaction of the following:

(i)	On the Closing Date, the Target and any of its subsidiaries that will constitute Significant Subsidiaries will become parties to the Guaranty and the Collateral Documents, and the Borrower will, and will cause the Target and such Significant Subsidiaries to, comply with the provisions of Section 7.13 of the Credit Agreement;

(ii)	On the Closing Date, the Borrower must submit pro forma borrowing base reports (that may include the Target’s Eligible Accounts (as defined in the Credit Agreement) and other applicable assets) demonstrating that there will be at least $8,000,000.00 available for borrowing under the Revolving Credit upon completion of the Westport Acquisition;

(iii)	On the Closing Date, the Borrower must submit pro forma financial statements giving effect to the Westport Acquisition and this Second Amendment and demonstrating continued compliance with the terms of the Credit Agreement; and

(iv)	Consummation of the Westport Acquisition and the 2013 Additional Financing shall not create or result in a Default or an Event of Default (as defined in the Credit Agreement); and

(v)	There shall have been no material adverse change in the condition (financial or otherwise), properties, business, results or operations (or projected results or operations) of the Target and its subsidiaries (taken as a whole) or the Borrower and its subsidiaries (taken as a whole) or any Guarantor from the condition shown in the financial information delivered to Agent prior to the date hereof; nor shall any omission, inconsistency, inaccuracy, or any change in presentation or accounting standards which renders such financial statements (including any projections) materially misleading have been determined by Agent to exist (and the Borrower shall certify the continued validity of any projections previously delivered to Agent).

4.	Consent to Regions Bank Account. Notwithstanding the provisions of Section 7.14 of the Credit Agreement, the Agent and Majority Lenders hereby consent to Westport Axle maintaining its deposit accounts numbered 180524672, 180524664, and 180524656 at Regions Bank (the “Westport Axle Accounts”); provided that, (i) Borrower shall deliver to Agent an Account Control Agreement, in form and content reasonably satisfactory to Agent, executed by Regions Bank with respect to the Westport Axle Accounts by the date and time specified in the Post Closing Letter of even date herewith between Borrower and Agent (the “Post Closing Letter”), and (ii) Borrower shall cause Westport Axle to close the Westport Axle Accounts and open replacement deposit accounts with one or more Lenders and deliver to Agent Account Control Agreements, in form and content reasonably satisfactory to Agent, executed by each such Lender as the depository bank by the date and time specified in the Post Closing Letter.

5.	Authority. The Borrower hereby certifies that it has taken all necessary actions to authorize this Second Amendment and the Loan Documents delivered herewith, supported by appropriate resolutions, that no consents or other authorizations of any third parties are required in connection therewith, and that either there have been no changes in the organizational documents previously delivered to Agent or that true and accurate copies of organizational documents are being provided to Agent with the certificate.

6.	Representations and Warranties. The Borrower hereby represents and warrants that, after giving effect to any amendments and consents contained herein, execution and delivery of this Second Amendment and the performance by the Borrower of its obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within its limited liability company powers, have been duly authorized, are not in contravention of law or the terms of its articles of organization or operating agreement, and do not require the consent or approval of any governmental body, agency or authority, and the Amended Credit Agreement will constitute the valid and binding obligations of the Borrower enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law). The Borrower hereby reaffirms, covenants and agrees to be bound by all the terms and conditions of the Credit Agreement, as amended, and any of the other Loan Documents.

7.	No Other Changes. Except as specifically set forth herein, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement or any of the other Loan Documents. The Borrower hereby acknowledges and agrees that this Second Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of the Borrower, or any other Credit Party or any other party or any rights, privilege or remedy of Agent or the Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument except as specifically set forth herein. Furthermore, this Second Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders or Agent with respect to any other non-compliance by the Borrower with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

8.	Ratification. The Borrower hereby reaffirms, confirms, ratifies and agrees to be bound by each of its covenants, agreements and obligations under the Amended Credit Agreement and each other Loan Document previously executed and delivered by it, or executed and delivered in accordance with this Second Amendment. Each reference in the Credit Agreement to “this Agreement” or “the Credit Agreement” shall be deemed to refer to Credit Agreement as amended by this Second Amendment and each other amendment made to the Credit Agreement from time to time.

9.	Defined Terms. Unless otherwise defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meanings set forth in the Credit Agreement.

10.	Confirmation of Lien Upon Collateral. Borrower acknowledges and agrees that the Indebtedness is secured by the Collateral and that its obligations under the Security Agreement dated as of August 28, 2012 by and among Borrower, such other entities which from time to time become parties thereto, and Agent, for and on behalf of the Lenders (the “Security Agreement”) constitute valid, legal, and binding agreements and obligations of Borrower. The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of any applicable Loan Document, and nothing herein contained shall affect or be construed to affect the lien or encumbrance created by any applicable Loan Document respecting the Collateral, or its priority over other liens or encumbrances.

11.	Successors and Assigns. This Second Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

12.	Other Modification. In executing this Second Amendment, the Borrower is not relying on any promise or commitment of Agent or the Lenders that is not in writing signed by Agent and the Lenders.

13.	Expenses. Borrower shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Agent and the Lenders incurred in connection with the preparation, execution, and delivery of this Second Amendment, and the other documents contemplated by this Second Amendment, all in accordance with the terms of the Supplemental Fee Letter.

14.	Governing Law. This Second Amendment shall be a contract made under and governed by the internal laws of the State of Michigan, and may be executed in counterpart, in accordance with Section 13.9 of the Credit Agreement. Each of the parties hereto agrees that this Second Amendment and any other Loan Document signed by it and transmitted by facsimile or email or any other method of delivery shall be admissible in evidence as the original itself in any judicial or administrative proceeding whether or not the original is in existence.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Borrower, the Lenders and Agent have each caused this Second Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

UNIVERSAL TRUCKLOAD SERVICES, INC.		COMERICA BANK, as Agent

By:	/s/ H. E. Wolfe	By:	/s/ William J. Scarborough
	H. E. Wolfe		William J. Scarborough
Title:	Chief Executive Officer	Title:	Vice President

COMERICA BANK, as a Lender, Issuing Lender and a Swing Line Lender

		By:	/s/ William J. Scarborough
William J. Scarborough
		Title:	Vice President

Signature page to Second Amendment to Revolving Credit and Term Loan Agreement

FIFTH THIRD BANK

By:	/s/ Jessica Pfeifer
Name:	Jessica Pfeifer
Title:	Vice President

Signature page to Second Amendment to Revolving Credit and Term Loan Agreement

CITIBANK N.A.

By:	/s/ John J. McGuire
Name:	John J. McGuire
Title:	Senior Vice President

Signature page to Second Amendment to Revolving Credit and Term Loan Agreement

U.S. BANK N.A.

By:	/s/ Brian Bur
Name:	Brian Bur
Title:	Vice President

Signature page to Second Amendment to Revolving Credit and Term Loan Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender and a Swing Line Lender

By:	/s/ Jason W. Bierlein
Name:	Jason W. Bierlein
Title:	Senior Vice President

Signature page to Second Amendment to Revolving Credit and Term Loan Agreement

THE HUNTINGTON NATIONAL BANK

By:	/s/ Joseph K. Zayance
Name:	Joseph K. Zayance
Title:	Senior Vice President

Signature page to Second Amendment to Revolving Credit and Term Loan Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Lawrence J. Fraley
Name:	Lawrence J. Fraley
Title:	Senior Vice President

Signature page to Second Amendment to Revolving Credit and Term Loan Agreement